UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2010

DEL GLOBAL TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pine Aire Drive, Bay Shore, New York		11706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 231-6400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On January 8, 2010, Del Global Technologies Corp., a New York corporation, (the “Company”) terminated its Amended and Restated Loan and Security Agreement, as amended (the “Loan Agreement”), with Capital One Leveraged Finance Corp. formerly known as North Fork Business Capital Corporation.  The Loan Agreement had provided the Company with a credit facility of $3.0 million bearing interest at either 2.0% plus the base rate or LIBOR plus 4.5%.  At the time of termination the Company had no loans outstanding under the credit facility and by electing to terminate the Loan Agreement the Company saves $16,000 per month in collateral management fees.  The Company determined that it no longer requires a credit facility for its U.S. operations now that its U.S. medical business was sold to UMG.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2010, John J. Quicke, the Company’s President and Chief Executive Officer, was granted 10-year options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.65.  The options vested as to 25% on the date of grant and 25% on each of the following three anniversaries of the date of grant.

On January 8, 2010, Mark Zorko, the Company’s Chief Financial Officer, was granted 10-year options to purchase 30,000 shares of the Company’s common stock at an exercise price of $0.65.  The options vested as to 25% on the date of grant and 25% on each of the following three anniversaries of the date of grant.  Mr. Zorko was also awarded a special bonus of $30,000 primarily related to his efforts in connection with the successful sale of the Company’s U.S. medical business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL GLOBAL TECHNOLOGIES CORP.
(Registrant)

Date: January 12, 2010	By:	/s/ Mark A. Zorko
Mark A. Zorko Chief Financial Officer